Exhibit 10.1

EXECUTIVE SEPARATION AGREEMENT

This Executive Separation Agreement (this “Agreement”), is entered into as of August 15, 2023 (the “Execution Date”), by and between John Taylor (“you”) and Aceragen, Inc., a Delaware corporation (together with its wholly owned subsidiaries and affiliates, the “Company”).

BACKGROUND

WHEREAS, you currently serve as Chief Executive Officer of the Company;

WHEREAS, you and the Company are parties to that certain Employment Letter Agreement dated February 21, 2021 (the “Employment Agreement”);

WHEREAS, the Board of Directors (the “Board”) of the Company determined that it is in the best interests of the Company and its stockholders and creditors to effect a transfer and assignment of substantially all of the Company’s assets to an assignee (the “Assignee”) for the benefit of creditors (the “Assignment”);

WHEREAS, in connection and contemporaneous with the effectuation of the Assignment, your employment with Company will end (such date, the “Termination Date”);

WHEREAS, the Board desires to incentivize you to provide consulting services reasonably requested by the Assignee in connection with its successful liquidation the Company’s assets (the “ABC Sales Process”); and

WHEREAS, both you and the Company desire to enter into this Agreement to set forth the terms and conditions of the termination of your employment with the Company, including severance amounts owed to you under the Employment Agreement, and an additional amount to which you may become entitled following the Termination Date upon a successful completion of the ABC Process.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and of other good and valuable consideration, the sufficiency of which you acknowledge, and intending to be legally bound hereby, you and the Company agree as follows:

1.             Recitals. The foregoing recitals are hereby made part of this Agreement and are incorporated herein by reference.

2.             General Terms of Separation; Success Fee.

(a)            Regardless of whether you sign this Agreement, you will be entitled to (a) any earned and unpaid base salary through the Termination Date; (b)  any accrued but unused personal time off days; (c) reimbursement for any outstanding expenses for which you have not been reimbursed and which are authorized; and (d) any vested benefits under the Company’s employee benefit plans in accordance with the terms of such plans, as accrued through the Termination Date (collectively, the “Accrued Obligations”). For the avoidance of doubt, all outstanding equity awards you hold in the Company will continue to be governed by the terms and conditions of the applicable award agreements and equity plan documents, as applicable.

(b)            In consideration your provision following the Termination Date of consulting services (on terms and conditions agreed between you and the Assignee) as may be reasonably requested by the Assignee in connection with the ABC Sales Process, upon the successful completion of the ABC Sales Process, you will be entitled to a one-time success fee of $100,000 (the “Success Fee”), which will be added to other claims that you then hold as a creditor of the Company. Following your Termination Date and while providing the consulting services, you shall not be entitled to any Company benefits or other benefits as may accrue to a full or part-time employee of the Company. You expressly agree that you will be responsible for all taxes that may be owed to any applicable legal entity for the Success Fee.

3.             Severance Benefits. If you (a) sign and do not revoke this Agreement and (b) comply with the obligations set forth herein, , then you will be entitled to the severance benefits as set forth in Section 6 of the Employment Agreement (collectively, the “Severance Benefits”) except that any limitation of such benefits resulting from you commencement of new employment or substantial self-employment prior to the first anniversary of the Termination Date shall be disregarded. The Severance Benefits Consideration will be added to other claims that you then hold as a creditor of the Company. You will not be eligible for the Severance Benefits described in this Paragraph 3 unless the Company has received an executed copy of this Agreement, which has not been revoked. You hereby acknowledge and agree that the Severance Benefits is in full satisfaction of the Company’s obligations under the Employment Agreement and any other agreement or understanding between you and the Company.

4.             General Release. In exchange for the consideration and other conditions set forth in this Agreement, you hereby generally and completely release the Company, each of their affiliated entities, and their respective current and former directors, officers, employees, shareholders, stockholders, partners, general partners, limited partners, managers, members, managing directors, operating affiliates, agents, attorneys, predecessors, successors, Company and subsidiary entities, insurers, assigns and affiliated entities (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising from or related to events, acts, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising from or in any way related to your employment or other participation in connection with any of the Released Parties, or the termination of that employment or participation, including all claims under the Employment Agreement; (b) all claims related to compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, change-in-control payments, fringe benefits, or profit sharing; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Employee Retirement Income Security Act of 1974 (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), and the Older Workers Benefit Protection Act (the “OWBPA”). In giving the releases set forth above, which include claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law or legal principle in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims. Notwithstanding anything to the contrary in this Paragraph 4, you are not prohibited from making or asserting and you are not waiving: (i) your rights under this Agreement; (ii) any other right that may not be released under applicable law; and (iii) your rights, if any, to indemnification pursuant to the Company’s organizational documents, the indemnification agreement or any D&O insurance policy.

5.             No Actions Pending Against the Company. You acknowledge and agree that that: (a) you are not aware of any facts that may constitute violations of the Company’s policies and/or legal obligations; and (b) you have not filed any discrimination, wrongful discharge, wage and hour, or any other complaints or charges against the Released Parties in any local, state or federal court, tribunal, or administrative agency.

6.             Compliance with Section 409A of the Code. This Agreement is intended to comply with the requirements of section 409A of the Code or an exception, and shall be administered accordingly. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A to the extent applicable. Payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A, each payment shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of a payment.

7.             Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

8.             Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the matters contained herein and supersedes any and all prior representations, agreements, written or oral, expressed or implied.

9.             Severability. In the event a court, arbitrator, or other entity with jurisdiction determines that any portion of this Agreement (other than the general release clause) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

10.             Headings; Days. Headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement. All references to a number of days throughout this Agreement refer to calendar days.

11.             Representations. You agree and represent that (a) you have read carefully the terms of this Agreement, including the general release; (b) you have had an opportunity to and have been advised by the Company to review this Agreement, including the general release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the general release; (d) you were given twenty-one (21) days to determine whether you wished to sign this Agreement, including the general release; (e) your decision to sign this Agreement, including the general release, is of your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed in this Agreement has been made to you; and (g) you have adequate information to make a knowing and voluntary waiver.

12.             Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days (“Revocation Period”). If you revoke this Agreement, you are indicating that you have changed your mind and do not want to be legally bound by this Agreement. This Agreement shall not be effective until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a letter to the attention of the General Counsel of the Company. The letter must be received within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be received by the following business day. If you revoke this Agreement on a timely basis, you shall not be eligible for the Consideration set forth in Paragraph 3 above.

13.             Expiration Date. As noted above, you have twenty-one (21) days to decide whether you wish to sign this Agreement. If you do not sign this Agreement on or before that time, then this Agreement is withdrawn and you will not be eligible for the Consideration set forth in Paragraph 3 above.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, you and the Company hereby execute the foregoing Executive Separation Agreement as of the Execution Date.

JOHN TAYLOR	ACERAGEN, INC.
/s/ John Taylor	/s/ Vincent Milano
John Taylor	By:	Vincent Milano
	Title:	Chair of the Board of Directors

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